EXHIBIT 10.23

CONSULTING AGREEMENT

     This Consulting Agreement {“Agreement”) is made effective and entered into as of October 1, 2004; by and between Save the World Air, Inc., a Nevada corporation (the “Company”), and John Fawcett (“Consultant”), with reference to the following facts:

RECITALS

     A. The Company has developed proprietary technologies for reducing harmful emissions from fuel combustion engines and improving fuel efficiency, among other benefits. The development of these proprietary technologies and enhancements to them, as well as the anticipated manufacturing, distribution and sale of products derived from them, are sometimes referred to below as the Company’s “Business.” The Company’s current products are known as the ZEFS device, as described in the Company’s patent applications which are pending in various countries (the “ZEFS Product”). The Company is currently engaged in research and development for next-generation products and enhancements for use with diesel engines (“Diesel Product”), multiport or muitipoint electronic fuel injection (“EFI Product”), each of which may consist of a device that is attached to an engine or to a component that is attached to the engine or a technology that is incorporated into an engine or a component attached to an engine. The ZEFS Products, Diesel Products and EFI Products are sometimes referred to collectively in this Agreement as the “Products.”

     B. The parties hereto anticipate that the Products will be based on the ZEFS Product or new technologies developed pursuant to this Agreement and certain related consulting agreements being entered into between the Company and certain others who are part of the Company’s R&D team.

     C. The Company desires to engage the services of Consultant to assist the Company in research and development, including without limitation, prototype testing and making available certain Consultant facilities and Consultant employees, and to provide other services and assistance to the Company in matters relating to the Company’s business, as they may arise from time to time, upon the terms and conditions contained herein.

     D. Consultant desires to provide services to the Company upon the terms and conditions contained herein.

     E. This Agreement renews and supersedes the Consulting Agreement, dated as of December 1, 2001, between the Company and the Consultant.

     NOW THERFORE, the Company and Consultant hereby mutually agree as follows:

(a) Scope of Services to Be Provided. Consultant shall provide to the Company, on an as needed basis, assistance, advice and support relating to the Company’s business, including prototype testing and making available certain Consultant facilities and Consultant employees, as the Company may request from time to time, including no less than thirty prototype tests. Without limiting the generality of the foregoing, Consultant shall keep and maintain such procedures as may be customary and appropriate and as may be specified by the Company to protect, maintain and keep confidential any proprietary or confidential information of the Company, including without limitation all know how and information that may constitute a trade secret or otherwise confer strategic or competitive advantages to the Company, by use of passwords, locked cabinets, identification of such information and materials as “Confidential” and other limits on access as may be customary or appropriate or set forth in Company policies.

     Section 2. Non-Disclosure Obligations. Concurrently with the parties’ execution of this Agreement, Consultant shall execute and deliver to the Company the Confidentiality Agreement attached hereto as Annex B (the “Confidentiality Agreement”), the provisions of which are incorporated herein by this reference.

     Section 3. Consultant’s Representations and Covenants. Consultant represents, warrants and covenants to the Company that:

          (a) Consultant shall devote such time, energy, interest; ability, and skill as may be fairly and reasonably necessary ±o provide to the Company the services described in Section 1 above.

          (b) Consultant shall not, during the term of this Agreement, directly or indirectly, promote, participate, or engage in any business activity that would materially interfere with the performance of Consultant’s duties under this Agreement or which is competitive with the Company’s or any Company Affiliate’s business; including, without limitation, any involvement as a shareholder, director, officer, employee, partner, joint venturer, consultant, advisor, individual proprietor, lender, or agent of any business, without the prior written consent of the Company. The term “Affiliate” shall mean, with respect to any person or entity, any other person or entity which, directly or indirectly through one or more intermediaries, is in control of, is controlled by or is under common control with, such person or entity. “Control of “ “controlled by” and “under common control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person or entity, by contract or credit arrangement, as trustee or executor; or otherwise. The term “Affiliate” includes, but is not limited to, each and every subsidiary of the Company.

          (c) During the term of this Agreement and for a period of one year after the termination of this Agreement, Consultant shall not solicit. attempt to solicit, or cause to be solicited any customers of the Company for purposes of promoting or selling products or services which are competitive with those of the Company, nor shall Consultant solicit, attempt to solicit. or cause to be solicited any employees, agents, or other independent contractors of the Company to cease their relationship with the Company.

          (d) Consultant does not nave any agreements with or other person or entity which conflict with any of Consultant’s obligations to the Company arising under this Agreement.

          (e) Consultant shall maintain any and a11 licenses and permits as may be required for Consultant to provide the consulting services contemplated hereby. In the event Consultant shall utilize the services or shall require any products in order to render the consulting services or shall acquire any products in order to render the consulting services contemplated hereby, Consultant shall solely be responsible for the payment for such services and products, except to the extent reimbursable by the Company in accordance with Section 7 below. Consultant shall be solely responsible for any and a11 income and other taxes that may be due to any state, local or federal governmental authorities in respect of the compensation to Consultant pursuant to this Agreement. Consultant acknowledges that the Company shall not make any withholdings from payments to Consultant hereunder.

          (f) Except upon the express written consent of the Company, Consultant shall have no authority, and shall not represent, suggest or imply that Consultant has the authority, express or implied: (1) to bind the Company to any agreements or arrangements, written or oral; (2) to make an offer or accept an offer on behalf of the Company; or (3) to make representations, warranties, guaranties, commitments or covenants on behalf of Company.

     Section 4. Ownership.

          (a) The compensation payments set forth herein shall be full and complete compensation both for all obligations assumed by Consultant hereunder and for any and ail Creations (as defined in the Confidentiality Agreement) assigned under this Agreement.

          (b) The Company shall retain the exclusive right to use or distribute, at its sole discretion, any and all Creations. Consultant shall make no claim on any consideration received by the Company for the sale, lease or use of the Creations.

          (c) The Company shall include Consultant’s profile on its Company website with other members of the R&D team and may include such information as it deems appropriate in the Company’s Product and marketing materials.

     Section 5. Term. This Agreement shall terminate on October 31, 2006, unless earlier terminated in accordance with this Section 5. In addition, this Agreement shall terminate automatically upon the death of Consultant, or the mental or physical incapacity of Consultant for a period of 60 consecutive days. Either party hereto may terminate this Agreement upon a material breach of this Agreement by the other party; and the Company may terminate this Agreement upon a material breach of the Confidentiality Agreement by Consultant.

     Section 6. Compensation. Consultant’s compensation for his consulting services hereunder shall be as set forth on Annex C hereto.

     Section 7. Reimbursement of Business Expenses. To the extent Consultant is authorized by the Company to order equipment and supplies or mane other expenditures, to carry out Consultant’s duties hereunder, the Company shall reimburse Consultant far the actual costs thereof, subject to receipt of such documentation and other information as the Company may reasonably request or require in accordance with its policies, and subject further to any limitations on the amount that Consultant may be authorized to incur in ordering such equipment supplies or making other expenditures on the Company’s behalf. Reimbursement for each qualifying expense shall be made on the last day of the calendar month following the month in which a receipt for payment by Consultant of such expense item and any and all other documentation which the company may reasonably require regarding the expense item was submitted to the company.

     Section 8. Independent Contractor. Consultant shall be retained by the Company only for the purposes and to the extent set forth in this Agreement, and his relation to the Company, during the term of this Agreement; shall be that of an independent contractor. Consultant shall not be considered as having an employee status.

     Section 9. Injunctive Relief. Remedies at law shall be deemed to be inadequate for any breach of any of the covenants of this Agreement, and the Company shall be entitled to injunctive relief in addition to any other remedies it may have in the event of such breach.

     Section 10. Amendments; Consents. No amendment, modification; supplement, termination, or waiver of any provision in this Agreement, and no consent to any departure therefrom, shall be effective unless in writing and signed by both Consultant and the Company and then only in the specific instance and for the specific purpose given.

     Section 11. Notices. Any notices required or permitted to be given in writing will be deemed received when personally delivered or, if earlier, ten (10) days after mail registered or certified United States mail, postage prepaid, and return receipt requested. Notice to the Company is valid if sent to the Company’s principal place of business and notice to Consultant is valid if sent to Consultant at Consultant’s address as it appears in the Company’s records. The Company or Consultant may change their address only by notice given to the other in the manner set forth herein.

     Section 12. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, and the counterparts, taken together, shall constitute one original. Executed copies of this Agreement and any amendments or modifications thereto may be delivered by facsimile transmission in lieu of an original.

     Section 13. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Consultant and the Company and their respective permitted successors and assigns. This Agreement, including the rights and obligations hereunder, shall not be assigned, delegated or

     Section 14. Integration; Construction. This Agreement (together with the appendices thereof shall comprise the complete and integrated agreement of the Company and Consultant and shall supersede all prior agreements; written or oral, on the subject matter hereof, Neither party hereto shall have a provision construed against it by reason of such party having drafted the same. Transferred by Consultant without the prior written consent of the Company.

     Section 15. Survival. The rights and obligations provided in Section 3(b), Section4, Section 9, Section 13, Section 19 and paragraph (a) of Annex C hereto shall survive termination of this Agreement.

     Section 16. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

     Section 17. Severability of Provisions. Any provisions in this Agreement that is held to be operative, enforceable, or invalid in any jurisdiction shall be, as that jurisdiction only, inoperative, unenforceable, or invalid without affecting the remaining provisions that jurisdiction or the operation, enforceability, or validity of those provisions in any other jurisdiction, and to this end the provisions of this Agreement shall be severable.

     Section 18. Headings. Headings of this Agreement are included for convenience only and shall not be considered a part of this Agreement for any other purpose.

     Section 19. Attorneys’ Fees. In the event of any litigation or other dispute arising as a result of or by reason of this Agreement, the prevailing party in any such litigation or other dispute shall be entitled to, in addition to any other damages assessed, its reasonable attorneys’ fees, and all other costs and expenses incurred in connection with settling or resolving such dispute. The attorneys’ fees which the prevailing party is entitled to recover shall include fees for prosecuting or defending any appeal and shall be awarded for any supplemental proceedings until the final judgment is satisfied in full. In addition to the foregoing award of attorneys’ fees to the prevailing party, the prevailing party in any lawsuit on this Agreement shall be entitled to its reasonable attorneys’ fees incurred in any post judgment proceedings to collect or enforce the judgment. This attorneys’ fees provision is separate and several and shall survive the merger of this Agreement into any judgment.

     Section 20. Waiver; Rights and Remedies. Neither Consultant’s nor the Company’s failure to exercise any right under this Agreement shall constitute a waiver of any other term or condition of this Agreement with respect to any other preceding, concurrent, or subsequent breach, nor shall it constitute a waiver by the Company or Consultant of its rights at any time thereafter to require exact and strict compliance with any of the terms of this Agreement. The rights and remedies set forth in this Agreement shall be in addition to any other rights or remedies which may be granted by law.

(signature page follows)

     IN WITNESS WHEREOF, the parties hereto have executed or caused their respective duly authorized officer to execute this Agreement as of the date first set forth above.

CONSULTANT
By	/s/ John B. Fawcett
Name:	John B. Fawcett

SAVE THE WORLD AIR, INC.
By	/s/ Eugene E. Eichler
Name:	Eugene E. Eichler
Title:	President

ANNEX A
CONSULTANT’S DUTIES AND RESPONSIBILITIES

•	Making available facilities and personnel in order to design, develop and test new configurations and units.

•	Assist in preparatory reports to the Company in relation to the ZEFS and other devices.

ANNEX B

CONFIDENTIALITY AGREEMENT

(To be attached)

CONFIDENTIALITY AGREEMENT

     This Confidentiality Agreement {“Agreement"} which constitutes Annex B, is entered into by and between the individual whose name appears on the signature page of the related Consulting Agreement (“Consultant”), on the one hand, and Save the World, Air, Inc., a Nevada corporation (the “Company”), on the other, with reference to the following facts:

RECITALS

A.	This Agreement is being entered into pursuant to that certain Consulting Agreement of even date herewith, between the Company and Consultant (“Consulting Agreement”).

B.	The Company has retained the services of Consultant to conduct further research and development on a work-for-hire basis.

C.	The Company desires to protect various proprietary and confidential information that it uses in its business.

     Therefore, the parties hereto do hereby agree as follows:

1.	Definition of Confidential Information.

               (a) For the purposes of this Agreement, the term “Confidential Information” shall mean information, material and trade secrets (i) proprietary to the Company or to any Affiliate (as defined below) of the Company or {ii} designated as confidential by the Company, whether or not owned or developed by the Company, which Consultant may obtain knowledge of or access to, through or as a result of, Consultant’s relationship with the Company or with any Affiliate of the Company:

               (b) Without limiting the generality of the foregoing, Confidential Information shall include, but is not limited to, the following types of information and other information of a similar nature {whether or not reduced to writing or still in development}:

(i)	The “Technology,” which means:

(1)	Any and all “Creations” as defined below; and

(2)	any and all enhancements thereto,

(ii)	Economic and financial analyses, marketing technique and materials, marketing and development plans, customer names and other information related to customers, price lists, pricing policies, financial information and consultant files.

(iii)	Information constituting a “trade secret” as defined in California Civil Code Section 3426.1

(iv)	Any information described above which the company obtains from another party and which the Company treats as proprietary and designates as

Confidential Information, whether or not owned or developed by the Company.

               (c) The term “Creations” shall mean any and all discoveries, ideas, inventions, concepts; software in various states of development, designs, drawings, specifications, techniques, models, data, source code; object code, documentation, diagrams, flow charts, research, developments, processes, procedures, “know-how,” any enhancements to the foregoing and Consultant’s files that may be conceived or developed by Consultant, either alone or with others, during the term of this Agreement, whether or not conceived or developed during Consultant’s working hours; that relate to the Products or the Company’s Business (each as defined in the Consulting Agreement) or to the Company’s actual or demonstrably anticipated research and development, or that result from any services rendered by Consultant for the Company.

               (d) The term “Affiliate” shall mean, with respect to any person or entity, any other person or entity which, directly or indirectly through one or more intermediaries, is in control of, is controlled by or is under common control with such person or entity. “Control of, “controlled by” and “under common control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person or entity, by contract or credit arrangement; as trustee or executor or otherwise. The term “Affiliate” includes, but is not limited to, each and every subsidiary of the Company, if any.

               (e) INFORMATION PUBLICLY KNOWN THAT IS GENERALLY EMPLOYED BY THE TRADE AT OR AFTER THE TIME CONSULTANT FIRST LEARNS OF SUCH INFORMATION, OR GENERIC INFORMATION OR KNOWLEDGE WHICH CONSULTANT WOULD HAVE LEARNED IN THE COURSE OF SIMILAR SERVICES OR EMPLOYMENT ELSEWHERE N THE TRADE, SHALL NOT BE DEEMED PART OF THE CONFIDENTIAL INFORMATION.

               (f) Any capitalized terms used and not otherwise defined herein shall have the meanings, if any, ascribed to them in the Consulting Agreement.

     2. Confidential Treatment. Consultant hereby agrees, during the term of his consulting arrangement with Company and at all times thereafter, to hold in confidence and not to directly or indirectly reveal, report, publish, disclose or transfer any of the Confidential Information to any person or entity, or utilize any of the Confidential Information for any purpose, except in the course of Consultant’s services for Company, without the prior written consent of the chief executive officer of Company. Consultant agrees that, as between Consultant and Company, Company owns all of the Confidential Information, and Consultant hereby agrees to regard and preserve as confidential all Confidential Information. Consultant hereby agrees not to take, retain or copy, without the prior written consent of the chief executive officer of Company; any or all of the Confidential information. Without limiting the foregoing, during the term hereof and after termination of Consultant’s employment wit Company, Consultant shall riot use, build, reverse-engineer, decompile, modify for use or disassemble of the Technology.

     3. Ownership. The Technology including without limitations any and all Creations shall be the sole and exclusive property of the Company. At any time upon the request of the Company, Consultant shall: (i) assign, without charge to the Company, all his rights, title, and interests in any of the Creations of the Company; (ii) execute, acknowledge, and deliver any and all instruments necessary to confirm the Company’s complete ownership and creations; and (iii) perform all other reasonable acts which may be necessary to perfect and to protect the Company’s ownership rights in the Creations. Consultant hereby assigns to the Company a11 of his right, title and interest in and to the Creations. Consultant shall disclose promptly and only to the Company, and shall make an adequate record of, any and all Creations conceived or developed by Consultant (either alone or jointly with others) during the term of this Agreement and within one year thereafter, whether or not the property of the Company.

     4. Return of Materials and Copies. All notes, data, reference materials, sketches, drawings, memoranda, documentation and records in any way incorporating or reflecting any of the Confidential Information and all proprietary rights therein, including copyrights, shall belong exclusively to Company, and Consultant hereby agrees to turn over promptly a11 copies of such materials in Consultant’s control to Company upon Company’s request or upon termination of Consultant’s employment by Company.

     5. Non-Competition and Non-Solicitation. During the Company’s employment of Consultant and for a period of two (2) years following the term of the Consulting Agreement, Consultant shall not assist, become employed by or engage in any consulting or other services for any person or entity that is engaged in any business or other activity in competition with the Company, nor solicit or entice any of the Company’s employees to do any of the foregoing. During the Company’s employment of Consultant and for a period of two (2) years following the term of the Consulting Agreement, Consultant shall not set up or take preliminary steps to set up or engage in any business enterprise that would be in competition with the Company and Consultant shall disclose to the Company, any and all competitive plans that Consultant may have, without regard to Consultant’s intent to act or not act on such plans.

     6. Fiduciary Obligations. Nothing in this Agreement is intended to limit Consultant’s obligations to Company in any capacity, and Consultant shall be bound by all fiduciary and other obligations to Company which may arise by reason of Consultant’s employment, capacity or other duties to the Company.

     7. Injunctive Relief. Due to the unique nature of the Confidential Information; Consultant understands and hereby agrees that Company will suffer irreparable harm in the event that Consultant fails to comply with any of Consultant’s obligations under Section 2 or 3 above and that monetary damages will be inadequate to compensate Company for such breach. Accordingly, Consultant hereby agrees that Company will be entitled, in addition to any other remedies available to it at law or in equity, to injunctive relief to enforce the terms of Sections 2 and 3 above.

     8. Amendments; Consents. No amendment, modification, supplement, termination or waiver of any provision in this Agreement, and no consent to any departure therefrom, shall be effective unless in writing and signed by both Consultant and Company and then only in the specific instance and for the specific purpose given.

     9. Notice. Any notices required or permit deemed received when personally delivered or, if earlier, ten (10) days after mailing by registered or certified United States mail; postage prepaid, and with return receipt requested. Notice to the Company is valid if sent to the Company’s principal place of business and notice to Consultant is valid if sent to Consultant at Consultant’s address as it appears in the Company’s records.

     10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts when taken together shall be deemed to be one and the same instrument.

     11. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Consultant and Company and their respective permitted successors and assigns. This Agreement, including the rights and obligations hereunder, shall not be assigned or transferred by Consultant without the prior written consent of Company.

     12. Integration; Construction. This Agreement (together with the Consulting Agreement) shall comprise the complete and integrated agreement of the Company and Consultant and shall supersede all prior agreements, written or oral, on the subject matter hereof. Neither party hereto shall have a provision construed against it by reason of such party having drafted the same.

     13. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

     14. Severability of Provisions. Any provision in this Agreement that is held to be inoperative, unenforceable or invalid in any jurisdiction shall be, as to that jurisdiction only, inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of those provisions in any other jurisdiction, and to this end the provisions of this Agreement shall be severable.

     15. Headings. Headings of this Agreement are included for convenience only and shall not be considered a part of this Agreement for any other purpose.

     16. Attorneys’ Fees. In the event of any litigation or other dispute arising as a result of or by reason of this Agreement, the prevailing party in any such litigation or other dispute shall be entitled to, in addition to any other damages assessed, its reasonable attorneys’ fees, and all other costs and expenses incurred in connection with settling or resolving such dispute. The attorneys’ fees which the prevailing party is entitled to recover shall include fees for prosecuting or defending any appeal and shall be awarded for any supplemental proceedings until the final judgment is satisfied in full. In addition to the foregoing award of attorneys’ fees to the prevailing party, the prevailing party in any lawsuit on this Agreement shall be entitled to its reasonable attorneys’ fees incurred in any past judgment proceedings to collect or enforce the judgment. This attorneys’ fees provision is separate and several and shall survive the merger of this Agreement into any judgment.

     17. Waiver; Rights and Remedies. Neither Consultant’s nor Company’s failure to exercise any right under this Agreement shall constitute a waiver of any other term or condition of this Agreement with respect to any other preceding, concurrent or subsequent breach, nor shall it constitute a waiver by the Company or Consultant or its rights at any time thereafter to require exact and strict compliance with any oil the terms of this Agreement. The rights and remedies set forth in’ his Agreement shall be in addition to any other rights or remedies which may be granted by law.

     IN WITNESS WHEREOF, the parties hereto have executed or caused their respective duly authorized officer to execute this Agreement as of the date first set forth above.

SAVE THE WORLD AIR, INC.
By	/s/ EUGENE E. EICHLER
Its	President

CONSULTANT
By	/s/ JOHN B. FAWCETT
Name	John B. Fawcett
Address	22146 Placeritos Bl
Newhall, CA 91521

ANNEX C

CONSULTANT’S COMPENSATION

Pursuant to Section 6 of the Agreement to which this Annex is attached, and into which the provisions of this Annex are incorporated, and subject to the terms and conditions contained in the Agreement, the Company shall pay and deliver to Consultant the following:

          (a) Equity Incentives. Subject to compliance with applicable securities laws, the Company shall issue to Consultant Common stock awards for an aggregate of 65,000 shares of Company common stock, as follows:

Type of shares:	Common Stock.

Number of shares:	65,000